                                         January 2015

Dear Fellow Shareholders:

We are pleased to enclose herewith your new share certificate representing shares in Xtreme Green Electric Vehicles Inc. (formerly known as Xtreme Green Products Inc.).  As you are probably aware and as has previously been reported by the company, we emerged from reorganization last year.  Under the terms of the company’s court approved plan of reorganization, most of the company’s debt was converted into shares and all previously outstanding shares were cancelled, to be reissued on the basis of approximately .21 new share for each cancelled share.  Accordingly, the enclosed certificate reflects (i) the company’s new corporate name and the number of shares issued to you in cancellation of your claim against the company, (ii) the shares you purchased for new equity raised during 2014 or (iii) if you were already a shareholder, the adjusted number of shares you now.  Any old certificates you may still have are now worthless.

We also would like to take this opportunity to report to you on the company’s recent progress.  We have achieved important milestones during 2014, which we are proud to share as we transmit your new stock certificates.

Our company went through reorganization and recapitalization during the past year, enabling us to shed almost all previously accumulated debt and raise over $3.4 Million in new equity.

We strengthened our management team, adding Byron Georgiou as Chair, President and CEO at a salary of $1 per year, joining company veterans Neil Roth and Ken Sprenkle, who remained as Chief Operating Officer and Chief Financial Officer, respectively.  Joining Byron on the rejuvenated Board of Directors are attorney, businessman and former Nevada Governor Robert List and the company’s second largest cash investor, Richard Plaster, a prominent Nevada homebuilder, entrepreneur and philanthropist.

The newly raised capital enabled us to move into a modern 50,000 square foot factory in North Las Vegas, where we manufacture all our vehicles.  In the past we have built chassis for the ATV and UTV product lines in our factory in Wenling, Zhejiang Province, China.  In the first quarter of 2015, we have closed the Chinese factory and re-shored all manufacturing and assembly jobs to North Las Vegas.

We continue to upgrade our vehicle design and production quality, including new generation computer systems and programming, higher grade components and increased vehicle options.  Jeff Taylor, our new Chief Manufacturing Officer, has led this transition, bringing to our organization over 25 years of manufacturing and automotive expertise.

The changes have been well received in the marketplace.  Over the past six months, we have added new distributors in Mexico and Texas, each committed to selling a minimum of 100 vehicles per year.  We are also in the process of completing deals with New England and Midwest distributors.  On the international front, we are shipping to new distributors in South Africa and the United Arab Emirates whom we met at a recent Orlando, Florida trade show of the International Association of Chiefs of Police.  We intend during 2015 to complete our European Union certification and begin to enter those markets.

Prior to reorganization, we focused our sales on police and security, including local governments, universities and private security companies.  Over the past year we have successfully entered the parks and recreation market, and in coming months will be expanding into mining, farming and hunting.  We expect these initiatives to lead to accelerated growth in sales and production.

Although we continue to report our financials publicly on the website of the Securities and Exchange Commission, www.sec.gov, including audited 10K annual reports and 10Q quarterly reports reviewed by our auditors, our stock is not yet trading publicly.  As our reported financials continue to improve, we expect to list our securities on the public markets during 2015, although this will depend on market conditions and cannot be assured.

We appreciate the support of our patient shareholders as we continue this rebuilding process.  We firmly believe that our company is well positioned for future revenue growth.

Sincerely,

Byron Georgiou                                                      Neil Roth

Chair, President and CEO.                               Chief Operating Officer

This letter contains forward-looking statements concerning Xtreme Green Electric Vehicles Inc. within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding the Company's plans to develop new product lines and expectations for the growth of the Company's operations and revenues. These statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management.  When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, our ability to develop the sales force required to achieve our development and revenue goals; our ability to expand our distributor network; our ability to raise additional working capital as and when needed; and changes in the laws and regulations affecting our industry and products.  This letter should be read in conjunction with our annual report on Form 10-K for the year ended December 31, 2013 filed with the SEC on April 15, 2014 and subsequently filed quarterly reports on Form 10-Q. Xtreme Green Electric Vehicles Inc. cautions readers not to place undue reliance on any forward-looking statements. Xtreme Green Electric Vehicles Inc. does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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